Walmart U.S. Q3 comp sales1 grew 6.4% and Walmart U.S. eCommerce sales grew 79%
Q3 FY21 GAAP EPS of $1.80; Adjusted EPS2 of $1.34
Company incurs incremental costs related to COVID-19 of $0.6 billion

The company’s net sales and operating results continue to be affected by the global health crisis. Increased demand for products across multiple categories led to strong top-line and gross margin results.
“This was another strong quarter on the top and bottom line. Our associates continue to impress during this challenging year. They are working together to serve customers and communities in new, relevant ways and we’re very proud of them. We think these new customer behaviors will largely persist and we’re well positioned to serve customers with the value and experience they’re looking for. ”

Doug McMillon
President and CEO, Walmart

Total revenue was $134.7 billion, an increase of $6.7 billion, or 5.2%. Excluding currency[2], total revenue would have increased 6.1% to reach $135.8 billion.
Walmart U.S. comp sales[1] increased 6.4% with strength across key categories, including general merchandise, health & wellness and food.
Walmart U.S. eCommerce sales grew 79% with strong results across all channels and contributed approximately 570 basis points to comp sales.

Sam’s Club comp sales[1] increased 11.1%. eCommerce sales grew 41%. Reduced tobacco sales negatively affected comp sales by approximately 420 basis points. New member sign-ups and renewal rates were strong, particularly Plus membership. Membership income increased 10.4%.

Walmart International net sales were $29.6 billion, an increase of 1.3%. Changes in currency rates negatively affected net sales by approximately $1.1 billion. Excluding currency[2], net sales would have been $30.6 billion, an increase of 5.0% led by Flipkart, Canada and Walmex. Strong growth in net sales at Flipkart was helped by a record number of monthly active customers.

Consolidated gross profit rate increased 50 basis points with positive contributions from each operating segment.

Consolidated operating expenses as a percentage of net sales decreased 18 basis points. Incremental expenses related to COVID-19 were approximately $0.6 billion, partially offset by a non-cash impairment charge in the third quarter of last year. Underlying productivity in stores and eCommerce remained strong.

Consolidated operating income was $5.8 billion, an increase of 22.5%. Adjusted operating income in constant currency[2] increased 16.4% with strong contributions from each operating segment.
Adjusted EPS[2] excludes the effects, net of tax, of an unrealized gain of $0.80 on equity investments and $0.34 for the loss on sale of Walmart Argentina.
Operating cash flow year to date has been strong and increased approximately $8.3 billion versus last year to almost $23 billion.

1 Comp sales for the 13-week period ended October 30, 2020 compared to 13-week period ended October 25, 2019, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	November 17, 2020	stock.walmart.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q3 FY21	Q3 FY20	Change
Revenue	$134.7	$128.0	$6.7	5.2%
Revenue (constant currency)[1]	$135.8	$128.0	$7.8	6.1%
Operating income	$5.8	$4.7	$1.1	22.5%
Operating income (constant currency)[1]	$5.8	$4.7	$1.1	23.7%
Adjusted operating income (constant currency)[1]	$5.8	$5.0	$0.8	16.4%

Free Cash Flow[1]	YTD FY21	$ Change	Returns to Shareholders	Q3 FY21	% Change
Operating cash flow	$22.9	$8.3	Dividends	$1.5	2.7%
Capital expenditures	$6.4	-$1.3	Share repurchases[2]	$0.5	-58.7%
Free cash flow[1]	$16.4	$9.7	Total	$2.0	-23.5%
Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q3 FY21	Q3 FY20	Change
Net sales	$88.4	$83.2	$5.2	6.2%
Comp sales (ex. fuel)[3]	6.4%	3.2%	NP	NP
Transactions	-14.2%	1.3%	NP	NP
Average ticket	24.0%	1.9%	NP	NP
eCommerce contribution[4]	~570 bps	~210 bps	NP	NP
Operating income	$4.6	$4.2	$0.4	9.9%

	Q3 FY21	Q3 FY20	Change
Net sales	$29.6	$29.2	$0.4	1.3%
Net sales (constant currency)[1]	$30.6	$29.2	$1.5	5.0%
Operating income	$1.1	$0.6	$0.4	70.0%
Operating income (constant currency)[1]	$1.1	$0.6	$0.5	79.0%
Adjusted operating income (constant currency)[1]	$1.1	$0.9	$0.2	22.4%

	Q3 FY21	Q3 FY20	Change
Net sales	$15.8	$14.6	$1.2	8.3%
Comp sales (ex. fuel)[3]	11.1%	0.6%	NP	NP
Transactions	6.8%	5.7%	NP	NP
Average ticket	4.0%	-5.1%	NP	NP
eCommerce contribution[4]	~230 bps	~190 bps	NP	NP
Operating income	$0.4	$0.3	$0.1	31.8%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $4.5 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 3 million shares during the third quarter of fiscal 2021.
3 Comp sales for the 13-week period ended October 30, 2020 compared to 13-week period ended October 25, 2019, and excludes fuel. See Supplemental Financial Information for additional information.
4 Beginning in Q1 FY21, we revised our definition of eCommerce net sales to include certain pharmacy transactions. Accordingly, we revised prior period amounts for Walmart U.S. and Sam’s Club to be consistent with the current year’s presentation.
NP - Not provided

NYSE: WMT	November 17, 2020	stock.walmart.com

Quarterly Highlights
•Launched Walmart +, a new membership offering with the initial list of benefits of unlimited free delivery, Scan & Go checkout in stores and discounts on fuel
•Announced a reinvented Black Friday shopping experience called “Black Friday Deals for Days”
•Hosted first-ever virtual Open Call Event for U.S.-manufactured products, as 175 small businesses found an opportunity with Walmart
•Announced new drone delivery pilots in the U.S. with Zipline, Flytrex and DroneUp
•Announced a pilot with Cruise, an all-electric self-driving car company, to test grocery delivery
•Launched Walmart Insurance Services, LLC, a licensed insurance brokerage, which will assist people with enrolling in insurance plans
•Opened three new Walmart Health Centers in Newnan, GA, Cartersville, GA and McDonough, GA
•Launched Free Assembly, a modern fashion brand for women and men, found exclusively at Walmart
•Launched Eloquii Elements, a new private brand of everyday fashion for women
•Announced initial rollout of a new store design in the U.S. focused on a digitally-enabled shopping experience
•Launched a team-based operating model in U.S. supercenters to better serve customers and provide associates with more room for career and pay growth
•Partnered with Goldman Sachs to offer online marketplace sellers access to capital
•Announced the agreement to sell Asda, Walmart’s subsidiary in the U.K., to the Issa brothers and TDR Capital
•Announced the sale of the company’s business in Argentina to Grupo de Narvaez
•Announced the agreement to sell a majority interest in Seiyu, Walmart’s subsidiary in Japan, to KKR and Rakuten
•Announced additional investment in Ninjacart, India’s innovative startup for supply chain and technology solutions
•Announced strategic partnership with Flipkart and Aditya Birla Fashion and Retail to enhance the consumer fashion experience in India
•Announced the acquisition of the intellectual property of mobile gaming startup, Mech Mocha, by Flipkart
•Launched first self-checkout stations for Sam’s Club in Mexico
•Announced collaboration with Sam’s Club and 98point6, a virtual primary care provider, for exclusive telehealth offerings via text-based app
•Announced partnership with Door Dash to deliver prescriptions from Sam’s Club pharmacies
•Announced expansion of Scan & Go to all Sam’s Club U.S. fuel stations
•Announced ambitious goals targeting zero emissions in Walmart operations by 2040, including harvesting enough wind, solar and other energy sources to power the company’s own facilities with 100% renewable energy by 2035
•Named as one of this year’s Forbes JUST 100, a list of companies that strive to benefit all of its stakeholders

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 265 million customers and members visit approximately 11,400 stores under 55 banners in 26 countries and eCommerce websites. With fiscal year 2020 revenue of $524 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA (479) 258-7172	Media Relations contact Randy Hargrove (800) 331-0085

NYSE: WMT	November 17, 2020	stock.walmart.com

Forward-Looking Statements
This release and related management commentary contains statements, including statements that relate to our withdrawal of guidance, that may be"forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; changes in the credit ratings assigned to our commercial paper and debt securities by credit rating agencies; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; consumer enrollment in health and drug insurance programs and such programs' reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States.
Our most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	November 17, 2020	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions, except per share data)	2020	2019	Percent Change	2020	2019	Percent Change
Revenues:
Net sales	$133,752	$126,981	5.3%	$404,248	$379,318	6.6%
Membership and other income	956	1,010	(5.3)%	2,824	2,975	(5.1)%
Total revenues	134,708	127,991	5.2%	407,072	382,293	6.5%
Costs and expenses:
Cost of sales	100,339	95,900	4.6%	305,054	286,857	6.3%
Operating, selling, general and administrative expenses	28,591	27,373	4.4%	84,957	80,190	5.9%
Operating income	5,778	4,718	22.5%	17,061	15,246	11.9%
Interest:
Debt	455	547	(16.8)%	1,542	1,693	(8.9)%
Finance lease obligations	86	86	—%	249	254	(2.0)%
Interest income	(25)	(44)	(43.2)%	(91)	(148)	(38.5)%
Interest, net	516	589	(12.4)%	1,700	1,799	(5.5)%
Other (gains) and losses	(1,853)	(244)	659.4%	(5,796)	(996)	481.9%
Income before income taxes	7,115	4,373	62.7%	21,157	14,443	46.5%
Provision for income taxes	1,914	1,052	81.9%	5,443	3,536	53.9%
Consolidated net income	5,201	3,321	56.6%	15,714	10,907	44.1%
Consolidated net income attributable to noncontrolling interest	(66)	(33)	100.0%	(113)	(167)	(32.3)%
Consolidated net income attributable to Walmart	$5,135	$3,288	56.2%	$15,601	$10,740	45.3%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.81	$1.16	56.0%	$5.51	$3.76	46.5%
Diluted net income per common share attributable to Walmart	$1.80	$1.15	56.5%	$5.48	$3.74	46.5%

Weighted-average common shares outstanding:
Basic	2,833	2,843		2,832	2,855
Diluted	2,849	2,861		2,849	2,872

Dividends declared per common share	$—	$—		$2.16	$2.12

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31,	January 31,	October 31,
(Amounts in millions)	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$14,325	$9,465	$8,606
Receivables, net	5,770	6,284	5,612
Inventories	51,842	44,435	51,546
Prepaid expenses and other	1,665	1,622	2,148
Total current assets	73,602	61,806	67,912

Property and equipment, net	102,232	105,208	104,326
Operating lease right-of-use assets	17,128	17,424	16,944
Finance lease right-of-use assets, net	4,929	4,417	4,155
Goodwill	30,236	31,073	30,716
Other long-term assets	22,736	16,567	15,777
Total assets	$250,863	$236,495	$239,830

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$240	$575	$4,926
Accounts payable	54,152	46,973	49,750
Dividends payable	1,529	—	1,507
Accrued liabilities	24,995	22,296	20,973
Accrued income taxes	548	280	327
Long-term debt due within one year	4,358	5,362	4,093
Operating lease obligations due within one year	1,725	1,793	1,740
Finance lease obligations due within one year	574	511	468
Total current liabilities	88,121	77,790	83,784

Long-term debt	40,849	43,714	44,912
Long-term operating lease obligations	15,982	16,171	15,741
Long-term finance lease obligations	4,750	4,307	4,068
Deferred income taxes and other	13,657	12,961	13,018

Commitments and contingencies

Equity:
Common stock	283	284	284
Capital in excess of par value	3,485	3,247	3,091
Retained earnings	92,279	83,943	80,656
Accumulated other comprehensive loss	(14,616)	(12,805)	(12,382)
Total Walmart shareholders’ equity	81,431	74,669	71,649
Noncontrolling interest	6,073	6,883	6,658
Total equity	87,504	81,552	78,307
Total liabilities and equity	$250,863	$236,495	$239,830

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 31,
(Amounts in millions)	2020	2019
Cash flows from operating activities:
Consolidated net income	$15,714	$10,907
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	8,333	8,159
Unrealized (gains) and losses	(6,883)	(911)
Losses and (gains) on disposal of business operations	1,028	(1)
Deferred income taxes	1,246	574
Other operating activities	930	938
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	165	661
Inventories	(8,260)	(7,558)
Accounts payable	8,553	2,925
Accrued liabilities	1,796	(1,107)
Accrued income taxes	258	(48)
Net cash provided by operating activities	22,880	14,539

Cash flows from investing activities:
Payments for property and equipment	(6,438)	(7,765)
Proceeds from the disposal of property and equipment	99	218
Proceeds from disposal of certain operations	12	833
Payments for business acquisitions, net of cash acquired	(180)	(56)
Other investing activities	—	485
Net cash used in investing activities	(6,507)	(6,285)

Cash flows from financing activities:
Net change in short-term borrowings	(301)	(282)
Proceeds from issuance of long-term debt	—	5,492
Repayments of long-term debt	(4,132)	(1,907)
Dividends paid	(4,582)	(4,545)
Purchase of Company stock	(1,186)	(4,829)
Dividends paid to noncontrolling interest	(76)	(407)
Other financing activities	(1,063)	(735)
Net cash used in financing activities	(11,340)	(7,213)

Effect of exchange rates on cash, cash equivalents and restricted cash	(170)	(166)

Net increase in cash, cash equivalents and restricted cash	4,863	875
Cash, cash equivalents and restricted cash at beginning of year	9,515	7,756
Cash, cash equivalents and restricted cash at end of period	$14,378	$8,631

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	October 31,			October 31,
(dollars in millions)	2020	2019	Percent Change	2020	2019	Percent Change
Walmart U.S.	$88,353	$83,189	6.2%	$4,589	$4,176	9.9%
Walmart International	29,554	29,167	1.3%	1,078	634	70.0%
Sam’s Club	15,845	14,625	8.3%	431	327	31.8%
Corporate and support	—	—	—	(320)	(419)	-23.6%
Consolidated	$133,752	$126,981	5.3%	$5,778	$4,718	22.5%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	10/30/2020	10/25/2019	10/30/2020	10/25/2019	10/30/2020	10/25/2019
Walmart U.S.	6.3%	3.1%	6.4%	3.2%	-0.1%	-0.1%
Sam’s Club	7.9%	0.8%	11.1%	0.6%	-3.2%	0.2%
Total U.S.	6.6%	2.8%	7.1%	2.8%	-0.5%	0.0%
Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the Company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2020.

	Three Months Ended October 31,				Nine Months Ended October 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2020	Percent Change[1]	2020	Percent Change[1]	2020	Percent Change[1]	2020	Percent Change[1]
Total revenues:
As reported	$29,835	1.2%	$134,708	5.2%	$87,293	-0.8%	$407,072	6.5%
Currency exchange rate fluctuations	1,075	N/A	1,075	N/A	4,801	N/A	4,801	N/A
Constant currency total revenues	$30,910	4.8%	$135,783	6.1%	$92,094	4.6%	$411,873	7.7%

Net sales:
As reported	$29,554	1.3%	$133,752	5.3%	$86,487	-0.7%	$404,248	6.6%
Currency exchange rate fluctuations	1,067	N/A	1,067	N/A	4,766	N/A	4,766	N/A
Constant currency net sales	$30,621	5.0%	$134,819	6.2%	$91,253	4.8%	$409,014	7.8%

Operating income:
As reported	$1,078	70.0%	$5,778	22.5%	$2,696	19.0%	$17,061	11.9%
Currency exchange rate fluctuations	57	N/A	57	N/A	193	N/A	193	N/A
Constant currency operating income	$1,135	79.0%	$5,835	23.7%	$2,889	27.5%	$17,254	13.2%
1 Change versus prior year comparable period.

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The tables below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three and nine months ended October 31, 2020.

	Three Months Ended October 31,
	Walmart International		Consolidated
(Dollars in millions)	2020	2019	2020	2019
Operating income:
Operating income, as reported	$1,078	$634	$5,778	$4,718
Business restructuring charge[1]	—	293	—	293
Discrete tax item	—	—	—	—
Adjusted operating income	1,078	927	5,778	5,011
Percent change[2]	16.3%	NP	15.3%	NP
Currency exchange rate fluctuations	57	—	57	—
Adjusted operating income, constant currency	$1,135	$927	$5,835	$5,011
Percent change[2]	22.4%	NP	16.4%	NP

	Nine Months Ended October 31,
	Walmart US		Walmart International		Consolidated
(Dollars in millions)	2020	2019	2020	2019	2020	2019
Operating income:
Operating income, as reported	$13,948	$12,977	$2,696	$2,265	$17,061	$15,246
Business restructuring charge[1]	380	—	—	293	380	293
Discrete tax item	—	—	77	—	77	—
Adjusted operating income	14,328	12,977	2,773	2,558	17,518	15,539
Percent change[2]	10.4%	NP	8.4%	NP	12.7%	NP
Currency exchange rate fluctuations	—	—	211	—	211	—
Adjusted operating income, constant currency	$14,328	$12,977	$2,984	$2,558	$17,729	$15,539
Percent change[2]	10.4%	NP	16.7%	NP	14.1%	NP
1 Includes a business restructuring charge resulting from changes to Walmart U.S. support teams to better support its omni-channel strategy recorded in the second quarter of fiscal 2021 as well as a non-cash impairment charge on the Jabong.com trade name recorded in the third quarter of fiscal 2020.
2 Change versus prior year comparable period.
NP - Not provided

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $22.9 billion for the nine months ended October 31, 2020, which increased when compared to $14.5 billion for the nine months ended October 31, 2019 primarily due to the impact of the global health crisis which accelerated inventory sell-through, as well as the timing and payment of inventory purchases, incremental COVID-19 related expenses and certain benefit payments. We generated free cash flow of $16.4 billion for the nine months ended October 31, 2020, which increased when compared to $6.8 billion for the nine months ended October 31, 2019 due to the same reasons as the increase in net cash provided by operating activities, as well as $1.3 billion in decreased capital expenditures due to impacts from the COVID-19 pandemic which impacted the timing of store remodeling and front-end technology transformation activities in Walmart U.S.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended
	October 31,
(Dollars in millions)	2020	2019
Net cash provided by operating activities	$22,880	$14,539
Payments for property and equipment (capital expenditures)	(6,438)	(7,765)
Free cash flow	$16,442	$6,774

Net cash used in investing activities[1]	$(6,507)	$(6,285)
Net cash used in financing activities	(11,340)	(7,213)
1 “Net cash used in investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized gains and losses on our equity investments (primarily JD.com) each quarter because although the investments are strategic decisions for the Company’s retail operations, management’s measurement of each strategy is primarily focused on the respective market’s operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity investments. Accordingly, management adjusts EPS each quarter for the unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three and nine months ended October 31, 2020 by adjusting EPS for the following: (1) unrealized gains and losses on the company’s equity investments and (2) the loss on sale of Walmart Argentina classified as held for sale as of October 31, 2020. For the nine months ended October 31, 2020 we also adjusted EPS for (3) a business restructuring charge resulting from changes to corporate support teams to better support the Walmart U.S. omni-channel support strategy and (4) a discrete tax item.

	Three Months Ended October 31, 2020
Diluted earnings per share:
Reported EPS				$1.80
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity investments	$(1.01)	$0.21	$—	$(0.80)
Loss on sale of Walmart Argentina	0.34	—	—	0.34
Net adjustments				$(0.46)

Adjusted EPS				$1.34

	Nine Months Ended October 31, 2020[4]
Diluted earnings per share:
Reported EPS				$5.48
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity investments	$(2.42)	$0.50	$—	$(1.92)
Business restructuring charge	0.13	(0.03)	—	0.10
Discrete tax item	0.06	0.05	(0.03)	0.08
Loss on sale of Walmart Argentina	0.34	—	—	0.34
Net adjustments				$(1.40)

Adjusted EPS				$4.08
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. The loss on sale of Walmart Argentina provided minimal realizable tax benefit.
2 The reported effective tax rate was 26.9%% and 25.7% for the three and nine months ended October 31, 2020, respectively. When adjusted for the above items, the effective tax rate was 25.2% and 25.0% for the three and nine months ended October 31, 2020, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

As previously disclosed in our third quarter ended October 31, 2019 press release, we have calculated Adjusted EPS for the three and nine months ended October 31, 2019 by adjusting EPS for the following: (1) unrealized gains and losses on the company's equity investment in JD.com and (2) a non-cash impairment charge related to the Jabong.com trade name.

	Three Months Ended October 31, 2019
Diluted earnings per share:
Reported EPS				$1.15
Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.06)	$0.01	$—	$(0.05)
Non-cash impairment charge on Jabong.com trade name	0.10	(0.03)	(0.01)	0.06
Net adjustments				$0.01

Adjusted EPS				$1.16

	Nine Months Ended October 31, 2019[3]
Diluted earnings per share:
Reported EPS				$3.74
Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.32)	$0.07	$—	$(0.25)
Non-cash impairment charge on Jabong.com trade name	0.10	(0.03)	(0.01)	0.06
Net adjustments				$(0.19)

Adjusted EPS				$3.55

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 Calculated based on the ownership percentages of the noncontrolling interest at Flipkart.
3 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.